Liberator Medical Reports Revenue of $69 Million for Its Fiscal Year Ended September 30, 2013

The Company Reports Net Income of $7 Million, or $0.14 per Share, for the Year

STUART, FL -- (Marketwired) -- 12/23/13 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal year ended September 30, 2013. Financial highlights are summarized below:

In thousands, except per share data	FY 2013	FY 2012	Change

Net Sales	$69,111	$60,943	13.4

Operating income	11,759	4,307	173.0

Net income	7,078	2,501	183.0

Earnings per diluted share	0.14	0.05	180.0

Cash flow from operating activities	13,633	(546	n/a

Dividends declared per share	$0.08	$0.00	n/a

Net sales for fiscal year 2013 increased by $8,168,000, or 13.4%, to $69,111,000, compared with sales of $60,943,000 for fiscal year 2012 due to the Company's continued direct response advertising campaign to acquire new customers and its emphasis on customer service to maximize the reorder rates for its recurring customer base.

Income from operations for fiscal year 2013 increased by $7,452,000, or 173.0%, to $11,759,000, compared with fiscal year 2012. The increase in operating income was attributed to increased gross profits driven by the Company's increased sales volumes and lower shipping costs, as well as a reduction in operating expenses for fiscal year 2013.

Net income for fiscal year 2013 was $7,078,000, or $0.14 per diluted share, compared with net income of $2,501,000, or $0.05per diluted share, for fiscal year 2012.

The Company had cash of $12,453,000 at September 30, 2013, compared with $3,326,000 at September 30, 2012, an increase of $9,127,000. The increase in cash during fiscal year 2013 was the result of $13,633,000 of cash generated by the Company's operating activities, partially offset by $686,000 of cash used in investing activities and $3,820,000 of cash used in financing activities.

Other Significant Events for Fiscal Year 2013

•

On November 20, 2013, the Company's common stock was listed and began trading on the NYSE MKT exchange, increasing visibility and shareholder liquidity.

•

During fiscal year 2013, the Company declared three quarterly cash dividends totaling $0.08 per common share for its shareholders.

Mark Libratore, the Company's President and CEO, commented, "Our financial results for fiscal year 2013 were a direct result of a shift in our business model at the beginning of the year to manage the levels of our direct response advertising spend to maximize profitability and cash flows. We generated $11.8 million in operating income and $13.6 million in cash flows from our operations. As a result of the improvements in our operating margins and cash flows during fiscal year 2013, we initiated a quarterly cash dividend and have paid $4.2 million in cash dividends to our shareholders.

"We will continue to manage the levels of our direct response advertising spend to maximize profitability and cash flows for fiscal year 2014. We continue to explore potential acquisition targets during fiscal year 2014 that allow us to acquire new customers at competitive rates and are accretive to our earnings. Based on investments we have made in our employees, infrastructure, and technology, we will continue to implement process improvements designed to increase our operating margins during fiscal year 2014."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries Consolidated Balance Sheets As of September 30, 2013 and 2012 (In thousands, except dollar per share amounts)
	2013	2012
Assets
Current Assets:
Cash	$12,453	$3,326
Accounts receivable, net of allowances of $4,502 and $5,044, respectively	7,836	10,365
Inventory, net of allowance for obsolete inventory of $308 and $310, respectively	2,187	2,627
Deferred tax assets	2,067	2,254
Prepaid and other current assets	219	287

Total Current Assets	24,762	18,859
Property and equipment, net of accumulated depreciation of $3,492 and $2,888, respectively	1,044	1,250
Deferred advertising, net	22,705	22,426
Intangible assets, net of accumulated amortization of $169 and $91, respectively	414	239
Other assets	174	88

Total Assets	$49,099	$42,862

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,915	$6,537
Accrued liabilities	1,354	1,129
Dividends payable	1,569	-
Income tax payable	1,195	92
Other current liabilities	111	92

Total Current Liabilities	9,144	7,850
Deferred tax liability	8,561	5,421
Credit line facility	1,500	2,500
Other long-term liabilities	63	132

Total Liabilities	19,268	15,903

Commitments and contingencies (see Note 9)

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 52,637 and 48,232 shares issued, respectively; 52,283 and 48,143 shares outstanding at September 30, 2013 and 2012, respectively	53	48
Additional paid-in capital	35,111	34,707
Accumulated deficit	(4,853)	(7,746)
Treasury stock, at cost; 354 and 89 shares at September 30, 2013 and 2012, respectively	(480)	(50)

Total Stockholders' Equity	29,831	26,959

Total Liabilities and Stockholders' Equity	$49,099	$42,862

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries Consolidated Statements of Operations For the fiscal years ended September 30, 2013 and 2012 (In thousands, except dollar per share amounts)
	2013	2012

Net Sales	$69,111	$60,943

Cost of Sales	25,689	23,924

Gross Profit	43,422	37,019

Operating Expenses:
Payroll, taxes and benefits	14,311	14,136
Advertising	8,908	8,099
Bad debts	3,069	4,664
Depreciation and amortization	683	794
General and administrative	4,692	5,019

Total Operating Expenses	31,663	32,712

Income from Operations	11,759	4,307

Other Expense
Interest expense	(83)	(75)

Total Other Expense	(83)	(75)

Income before Income Taxes	11,676	4,232

Provision for Income Taxes	4,598	1,731

Net Income	$7,078	$2,501

Basic earnings per share:
Weighted average shares outstanding	50,115	48,097
Earnings per share	$0.14	$0.05

Diluted earnings per share:
Weighted average shares outstanding	52,375	52,266
Earnings per share	$0.14	$0.05

Dividends declared per common share *	$0.08	$--

* Three quarterly dividends were declared during fiscal year 2013

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows For the fiscal years ended September 30, 2013 and 2012 (In thousands)
	2013	2012
Cash flow from operating activities:
Net income	$7,078	$2,501
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,404	8,672
Stock-based compensation	76	122
Provision for doubtful accounts and contractual adjustments	3,407	4,787
Deferred income taxes	3,321	1,697
Reserve for inventory obsolescence	126	166
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(787)	(7,293)
Deferred advertising	(9,000)	(13,113)
Inventory	368	216
Other assets	40	143
Accounts payable	(1,724)	1,529
Accrued liabilities	1,339	116
Other liabilities	(15)	(89)
Net Cash Flows Provided by (Used in) Operating Activities	13,633	(546)
Cash flows from investing activities
Purchase of property and equipment and other	(367)	(151)
Acquisition of business, net of cash acquired	(319)	--
Net Cash Flows Used in Investing Activities	(686)	(151
Cash flows from financing activities
Proceeds from (repayments to) credit line facility	(1,000)	1,000
Costs associated with credit line facility	(21)	(21)
Proceeds from employee stock purchase plan	48	67
Proceeds from exercise of options and warrants	270	--
Cash dividends paid	(2,616)	--
Purchase of treasury stock	(430)	--
Payments of capital lease obligations	(71)	(39)
Net Cash Flows Provided by (Used in) Financing Activities	(3,820)	1,007
Net increase in cash	9,127	310
Cash at beginning of period	3,326	3,016
Cash at end of period	$12,453	$3,326
Supplemental disclosure of cash flow information:
Cash paid for interest	$84	$73
Cash paid for income taxes	$171	$--
Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$23	$202
Cash dividends declared, but not yet paid	$1,569	$--

See accompanying notes to consolidated financial statements.

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

Email Contact

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

Email Contact

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released December 23, 2013